EXHIBIT 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q2-11 QUARTERLY RESULTS CONFERENCE CALL

KEN RIZVI:

Thank you             .

Good afternoon and thank you for joining ON Semiconductor Corporation’s second quarter 2011 conference call. I am joined today by Keith Jackson, our President and CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and a replay will be available for approximately 30 days following this conference call, along with our earnings release for the second quarter. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in our earnings release and posted separately on our website in the investor

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relations section. In the upcoming quarter, we will be attending the Pacific Crest Technology Forum on August 9th, the Citi Technology Conference on September 7th and the Deutsche Bank Securities Technology Conference on September 13th.

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe,” “estimate,” “anticipate,” “intend,” “expect,” “plan,” or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our earnings release, Form 10-K, Form 10-Q’s and other filings with the SEC. The company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

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Now, let’s hear from Donald Colvin, who will provide an overview of the second quarter results.

DONALD…

DONALD COLVIN:

Thanks Ken, and thank you to everyone joining us today.

ON Semiconductor Corporation today announced that total revenues in the second quarter of 2011 were approximately $905.8 million, up approximately 4 percent from the first quarter of 2011. Excluding SANYO Semiconductor, ON Semiconductor historical revenues were up approximately 7 percent sequentially to approximately $631.5 million in the second quarter. During the second quarter of 2011, the company reported GAAP net income of $41.0 million or $0.09 per fully diluted share. The second quarter 2011 GAAP net income included net charges of $73.4 million, or $0.16 per fully diluted share, from special items, which are detailed in schedules included in our earnings release.

GAAP gross margin in the second quarter was 29.4 percent. Included in our GAAP gross margin is approximately $53.0 million of

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special items of which approximately $31 million relates to the expensing of non-cash manufacturing expenses associated with our SANYO Semiconductor acquisition and approximately $22 million relates to the expensing of appraised inventory fair market value step up. Non-GAAP gross margin in the second quarter of 2011 was 35.2 percent.

Second quarter 2011 gross profit and net income were slightly less than anticipated due to a more adverse impact from the March 2011 earthquake and resulting tsunami in Japan, and manufacturing cost increases from commodity prices and foreign currencies. For SANYO Semiconductor, fab manufacturing activity was approximately 70 percent of the pre-earthquake second quarter manufacturing forecast. In addition, since the third quarter of 2010, commodity and foreign currency headwinds have impacted total company gross margins by approximately 200 basis points.

Second quarter 2011 non-GAAP net income was $114.4 million or $0.25 per share on a fully diluted basis.

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We exited the second quarter of 2011 with cash, cash equivalents and short-term investments of approximately $868.8 million, a record for the company.

At the end of the second quarter, total days sales outstanding were approximately 58 days, down approximately 2 days compared with the first quarter of 2011. Internal inventories were down approximately 3 days to 107 days. Internal inventories are still elevated primarily due to the elevated inventories acquired as part of the SANYO Semiconductor acquisition. Included in our total internal inventory is approximately $14 million of bridge inventory associated with the shutdown of our factories.

At the end of this week, we will shut down our remaining fabrication facility in Phoenix. With this closure and the related production move to our site in Malaysia, we expect incremental cost savings of approximately $2 million per quarter.

Distribution inventories in the second quarter increased as expected to approximately 11 weeks exiting the second quarter. We expect to see distribution inventory dollars to decrease in the third quarter.

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Cash capital expenditures during the second quarter of 2011 were approximately $85 million. We currently anticipate total capital expenditures for 2011 of approximately $340 million, which includes SANYO Semiconductor.

Now I would like to turn it over to Keith Jackson for additional comments on the business environment.

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets.

END MARKETS

During the second quarter of 2011, our end market splits were as follows: the Consumer Electronics end-market represented approximately 27 percent of sales. The Automotive end-market represented approximately 20 percent of sales. The Computing end-market represented approximately 20 percent of sales. The Industrial,

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Military, Aerospace and Medical end-markets represented approximately 20 percent of sales and the Communications end-market, which includes wireless and networking, represented approximately 13 percent of sales.

TOP OEM CUSTOMERS

On a direct billings basis, no individual ON Semiconductor product OEM customer represented more than 5 percent of second quarter sales. Our top 5 product OEM customers during the second quarter were: Continental Automotive Systems, Panasonic, Delta, Samsung and LG.

GEOGRAPHIC SEGMENTS

On a geographic basis, our contribution from sales in Asia, excluding Japan, represented approximately 58 percent of revenue. Our sales in the Americas represented approximately 14 percent of revenue. Sales in Japan represented approximately 15 percent of revenue and sales in Europe represented approximately 13 percent of revenue during the quarter.

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CHANNEL BREAKOUT

Looking across the channels, direct sales to OEMs represented approximately 56 percent of second quarter 2011 revenue. Sales through the distribution channel were approximately 38 percent of second quarter revenue and the EMS channel represented approximately 6 percent of revenue.

REVENUE BREAK-OUT

During the second quarter, ON Semiconductor revenues broken out by our product groups were as follows: SANYO Semiconductor Products Group represented approximately 30 percent of sales. The Standard Products Group represented approximately 20 percent of sales. The Automotive and Power Group represented approximately 17 percent of sales. The Digital, Mixed-signal and Memory Product Group represented approximately 17 percent of sales and the Computing and Consumer Group represented approximately 16 percent of sales. We will publish our quarterly revenue, gross profit and operating income break-out of these segments in our Form 10-Q for this period.

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COMPANY/PRODUCT HIGHLIGHTS

Now, I would like to provide you an update of our Japan operations as well as other details of the progress we have made during the quarter.

As previously outlined, second quarter results were negatively impacted by the March 2011 earthquake and resulting tsunami in Japan. SANYO Semiconductor revenues in the second quarter were approximately $274 million and were slightly better than we had anticipated coming into the second quarter. SANYO Semiconductor monthly sales began to stabilize in the month of May and improved in June. Based on our current visibility, we are expecting to see some modest growth in SANYO Semiconductor revenues in the third quarter of 2011.

Thanks in large part to the great efforts and teamwork of our employees, all of our factories in Japan were capable of full production during the second half of May. Semiconductor manufacturing cycle times, however, have a lag between when the factories can begin full

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production and when those final products can be shipped to customers. While we anticipate modest sequential growth for SANYO Semiconductor, it will still be lower than normal seasonality, in part, due to this lost production.

In response to anticipated supply chain disruptions following the Japan crisis, many worldwide customers built up inventory reserves in the first half of the year. Customers continue to adjust their overall order rates based on the availability of all parts for their system solution requirements. We expect this re-balancing of inventory to continue through the third quarter.

SANYO Semiconductor has now been a part of ON Semiconductor for more than six months. While we faced some unexpected challenges with the earthquake and tsunami in March, we remain excited about the long term prospects to grow and expand SANYO Semiconductor’s products to our global customer base as well as expand our presence with leading Japanese customers. SANYO Semiconductor was accretive to our non-GAAP earnings in both the first and second quarter of 2011 even taking into consideration the impact from the March earthquake in Japan. We anticipate that earnings for SANYO Semiconductor will improve from second quarter levels in the second half of 2011. The integration of the SANYO manufacturing and business operations continued as planned during the second quarter – with additional progress being made in systems integration, aligning of R&D roadmaps and the cross-selling of SANYO Semiconductor and ON Semiconductor products to our

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worldwide customer base. We are pleased with the progress. Close to 1,000 SANYO Semiconductor products are now available on the ON Semiconductor web site and price book. One example of the successful cross-selling efforts of our sales teams includes a significant design win of a SANYO Semiconductor power device into a North American manufacturer’s latest smart phone scheduled to launch this fall.

Overall our revenue growth in the second quarter was driven primarily by growth in our Industrial, Computing and Consumer electronics end-markets. Looking forward, we expect continued strong demand for our energy efficient solutions for Automotive, Industrial and Consumer white goods, and expansion of our LED lighting solutions across all market segments.

Second quarter Automotive sales were down slightly from the first quarter due to lower automotive sales from SANYO Semiconductor. During the quarter, SANYO Semiconductor’s sales were negatively impacted by the automotive supply chain disruptions in Japan caused by the earthquake in March. In the second quarter, historical ON

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Semiconductor, which excludes SANYO Semiconductor, saw slight growth in the automotive end-market. Contributing to the strength were MOSFET sales into anti-lock brake systems, and IGBT sales into powertrain systems and direct gas injection applications for North American, European and Korean customers. In addition, during the quarter, we saw continued strength from our exterior lighting solutions with our European customers.

Based on current backlog entering the third quarter as well as new design wins in key automotive systems with expanding content such as LED lighting, powertrain, safety systems and infotainment, we expect the overall automotive segment to remain stronger than normal seasonality for ON Semiconductor in the second half of 2011.

The Industrial end-market grew by approximately 22 percent sequentially driven by growth in the CMOS Image Sensor business recently acquired from Cypress Semiconductor as well as continued strength in factory automation and heavy products like motor protection and circuit breaking. During the quarter, shipments of our high voltage

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MOSFETs to industrial customers more than doubled from the first quarter. In addition, customer demand for industrial power supplies, control and sensing, general lighting and smart meters continued to drive strong sales of our power management and standard products in the Industrial end-market.

In the Consumer end market, second quarter revenues increased approximately 3 percent sequentially. Sales of our standard components into consumer goods were up approximately 11 percent sequentially led by increased use of our discrete products in home appliances, LCD and satellite TVs. During the quarter we also secured a significant design win with a major flat panel TV manufacturer for a platform of DC-DC controllers.

The Consumer end market holds exciting growth potential for ON Semiconductor in the upcoming years as consumer white goods and appliance customers move to adopt variable speed motors with inverter power systems. These integrated power modules are designed to improve the energy efficiency of washers, dryers, refrigerators, air

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conditioners and other appliances. Variable speed motors with our products help to enable over 50 percent reduction in energy usage compared to current motor technologies. The integrated power modules and variable speed motor control technologies acquired as part of the product portfolio of SANYO Semiconductor expands the company’s offerings to more than $10 of addressable content per unit for energy efficient white goods. In addition to the integrated power modules, our solutions include power supplies, user interface and communications chips linking appliances to the smart grid. Paired with ON Semiconductor’s strong customer relationships with leading global appliance customers, we are well positioned to capitalize on this market opportunity.

The Computing end market revenues were up slightly from the first quarter driven by demand from emerging markets as well as demand from the corporate PC market. During the second quarter, we continued to see strength from our sixth generation of VCore controllers and drivers and began shipping our latest AC to DC PWM controllers

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for several notebook adapter customers. In addition, during the quarter, we saw growth from designs into more than ten tablet platforms with products ranging from protection devices and power management solutions to audio and system interface solutions.

In the Communications end-market (which includes wireless and networking) revenues were up slightly compared to the first quarter of 2011. Continued penetration of the smart phone market remains a primary growth strategy for the company. During the second quarter we continued to ramp power management products, accelerometer interfaces and clock management products to leading handset customers. We were the first to market with a MHL interface solution capable of delivering 1080p video. In addition, during the quarter we began to ramp our integrated passive devices with a major mobile phone power-amplifier module manufacturer.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance —

DONALD…

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DONALD COLVIN:

Thanks Keith.

THIRD QUARTER 2011 OUTLOOK

Throughout the month of July, end-market conditions have deteriorated. While we believe we are prepared to support higher growth if higher demand materializes, given the more challenging global economic climate, we are planning for a broad range of revenue guidance in the third quarter of 2011. Based upon product booking trends, backlog levels and estimated turns levels, we anticipate that total ON Semiconductor revenues, will be approximately $895 to $925 million in the third quarter of 2011. Backlog levels for the third quarter of 2011 represent approximately 90 percent of our anticipated third quarter 2011 revenues. The company continues to face the adverse cost impact from the weak U.S. dollar and stronger commodity prices. Any continued strength over current rates in currencies including the Japanese Yen, Malaysian Ringgit, Philippine Peso and Czech Republic Koruna will continue to negatively impact our manufacturing costs. Accordingly, we believe it will be difficult to improve our non-GAAP gross margin percentage in the third quarter.

We expect that average selling prices for the third quarter of 2011 will be flat to down approximately one percent compared to the second quarter of 2011.

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We expect total cash capital expenditures of approximately $85 million in the third quarter of 2011.

For the third quarter of 2011, we expect GAAP gross margin of approximately 33 to 35 percent. Our GAAP gross margin in the third quarter will be negatively impacted from, among other, expensing of appraised inventory fair market value step up associated with our acquisitions of approximately $10 million. We expect non-GAAP gross margin of approximately 34 to 36 percent in the third quarter. We also expect total GAAP operating expenses of approximately $200 to $205 million. Our GAAP operating expenses include the amortization of intangibles, restructuring, asset impairments and other charges which are expected to total approximately $15 million. We expect total non-GAAP operating expenses of approximately $185 to $190 million. We anticipate GAAP net interest expense and other expenses will be approximately $21 million for the third quarter of 2011, which includes

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non-cash interest expense of approximately $9 million. We anticipate our non-GAAP net interest expense and other expenses will be approximately $12 million. GAAP taxes are expected to be approximately $8 to $10 million and cash taxes are expected to be approximately $5 to $7 million. We also expect stock based compensation expense of approximately $12 million in the third quarter of 2011, of which approximately $2 million is expected to be in cost of goods sold and the remaining in operating expenses. This expense is included in our non-GAAP financial measures.

Our current fully diluted share count is approximately 460 million shares based on the current stock price. Further details on share count and EPS calculations are provided regularly in our quarterly and annual reports on Form 10-Q and Form 10-K.

With that, I would like to start the Q&A session.

Thank you and “                    ” please open up the line for questions.

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